1 © 2023 SEI Media Contact: Investor Contact: Leslie Wojcik Alex Whitelam SEI SEI +1 610-676-4191 +1 610-676-4924 lwojcik@seic.com awhitelam@seic.com Pages: 2 FOR IMMEDIATE RELEASE SEI Announces Wayne Withrow to Step Away OAKS, Pa., Dec. 22, 2023 – SEI® (NASDAQ: SEIC) today announced Wayne Withrow, Executive Vice President and Head of Global Asset Management, will step away effective Feb. 28, 2024 to focus his time on other parts of his life. For more than 30 years, Withrow contributed to the company’s evolution and growth, leading in various roles across technology, operations, and asset management. SEI will conduct a search internally and externally for Withrow’s replacement. Most recently, Withrow led the global alignment of SEI’s asset management businesses to strengthen the company’s offerings, capitalize on market opportunities, and accelerate the company’s next chapter of growth. He joined SEI in 1990 as a vice president in the company’s legal department and held numerous positions, including as Chief Information Officer, Senior Vice President for TRUST 3000®, head of SEI’s Investment Managers business, and head of the Advisor business. CEO Ryan Hicke said: “Wayne’s focus on aligning our asset management businesses globally over the last 12 months has reinforced the foundation from which we believe we can drive future growth. His contributions and depth of knowledge across our three pillars of expertise—technology, operations, and asset management—have not only helped drive our success, but also nurtured our culture. “We wish Wayne all the best, and his dedication to our business, employees, clients, and shareholders over three decades will leave a lasting impact on SEI.” Withrow added: “The financial services industry continues to evolve rapidly as the pace of technological advancements increases, and SEI’s unmatched position at the center creates tremendous opportunity for the future. It has been an honor and a privilege to work alongside incredibly talented individuals and be part of this company’s history. This is a pivotal moment for SEI, and I’m excited to watch all they achieve in the future.” Press release.

2 © 2023 SEI The company is not currently changing any of its segment reporting in connection with the organizational and leadership change, and the aligned areas will maintain their market orientation. About SEI® SEI (NASDAQ:SEIC) delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to help drive growth, make confident decisions, and protect futures. As of Sept. 30, 2023, SEI manages, advises, or administers approximately $1.3 trillion in assets. For more information, visit seic.com. This release contains forward-looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology, such as “may,” “will,” “expect,” “believe” and “continue” or “appear.” Our forward-looking statements include our current expectations as to:  our ability to drive future growth, and  whether our position in the financial services industry creates opportunity for us. You should not place undue reliance on our forward-looking statements, as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended Dec. 31, 2022, filed with the Securities and Exchange Commission. ###